DEBENTURE PURCHASE AGREEMENT
                          ----------------------------

         DEBENTURE PURCHASE AGREEMENT dated as of the 12th day of December, 2000.

B E T W E E N:

               MOORE CORPORATION LIMITED,
               a corporation incorporated under the
               laws of the Province of Ontario,

               (hereinafter referred to as the "Corporation"),

                                     - and -

               CHANCERY LANE/GSC INVESTORS L.P.,
               a limited partnership formed under the
               laws of the State of Delaware,

               (hereinafter referred to as the "Purchaser").

         THIS AGREEMENT WITNESSETH THAT in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by each party), the parties agree as follows:

1.       INTERPRETATION.

1.1 DEFINITIONS. Where used in this Agreement and any Schedule annexed hereto or in any amendments hereto, the following terms shall have the following meanings, respectively:

"AFFILIATE" means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person. As used in this definition, "CONTROL" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an "Affiliate" is a reference to an Affiliate of the Corporation;

"ANCILLARY AGREEMENTS" means the Standstill Agreement and the Registration Rights Agreement;

"BOARD" means the Board of Directors of the Corporation;


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                                     - 2 -

"BUSINESS DAY" means a day which is not a Saturday, a Sunday or a day observed as a holiday in Toronto, Ontario or New York, New York;

"CAPITAL LEASE" means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP;

"CEO" has the meaning set out in section 6.1(c);

"CLAIM" has the meaning set out in section 9.2;

"CLOSING" has the meaning set out in section 3.2;

"CLOSING DATE" has the meaning set out in section 3.2;

"CODE" means the United States Internal Revenue Code of 1986, as amended;

"COMMON SHARES" means the common shares in the capital of the Corporation as currently constituted, any shares resulting from the change of the designation of such common shares, and any shares into which such common shares may be changed, converted, exchanged or reclassified;

"CONFIDENTIAL INFORMATION" has the meaning set out in Section 13.2(a);

"CONVERSION SHARES" means the Common Shares issuable upon the exercise of the rights of conversion contained in the Debentures in accordance with their terms;

"CORPORATION" means Moore Corporation Limited;

"DEBENTURE CERTIFICATE" means the certificate representing a Debenture and containing the terms and conditions thereof, substantially in the form annexed hereto as Exhibit 1;

"DEBENTURES" means the 8.70% Subordinated Convertible Debentures in the principal amount of $70,500,000 to be issued by the Corporation and to be purchased by the Purchaser pursuant to Article 3 hereof, including any such Debentures issued in substitution therefor pursuant to this Agreement or the Debenture Certificate;

"DEFAULT" means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default;

"ENVIRONMENTAL LAWS" means any and all applicable national, federal, state, provincial, local and foreign statutes, laws, regulations, ordinances, binding agreements with Governmental Authorities, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or


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                                     - 3 -

governmental restrictions or Environmental Permits relating to pollution and the protection of the environment, natural resources or human health or the release of any materials into the environment, including but not limited to those related to the Release of Hazardous Substances and to worker health and safety, in effect from time to time;

"ENVIRONMENTAL PERMITS" means all licenses, permits, approvals, consents, certificates, registrations or other similar authorizations required under Environmental Laws;

"EVENT OF DEFAULT" has the meaning given to that term in subsection 8.1 of the Debenture Certificate;

"EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended;

"EXCHANGES" means The Toronto Stock Exchange and the New York Stock Exchange;

"GAAP", in respect of any Person, means generally accepted accounting principles as in effect from time to time in the country of organization of such Person (it being understood that for the Corporation, GAAP means Canadian GAAP);

"GENERAL PARTNER" means CLGI, Inc., a Delaware corporation and the general partner of the Purchaser;

"GOVERNMENTAL AUTHORITY" means any national, federal, state, provincial, county, municipal, district or local government or government body, or any public administrative or regulatory agency, political subdivision, commission, court, arbitral body, board or body, or representative of any of the foregoing, foreign or domestic, of, or established by any such government or government body which has authority in respect of a particular matter or any quasi-governmental body having the right to exercise any regulatory authority thereunder;

"GUARANTEE" means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any indebtedness, dividend or other obligation of any other Person (other than Guarantees between members of such Person's consolidated financial reporting group) in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:

     (a) to  purchase   such   Indebtedness   or   obligation  or  any  property
         constituting security therefor;

     (b) to advance or supply funds (i) for the purchase or payment of such Indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition


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                                     - 4 -

         or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such Indebtedness or obligation;

     (c) to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such Indebtedness or obligation of the ability of any other Person to make payment of the Indebtedness or obligation; or

     (d) otherwise to assure the owner of such Indebtedness or obligation against loss in respect thereof;

"HAZARDOUS SUBSTANCES" means any pollutants, contaminants, hazardous or toxic substances or wastes, materials containing asbestos, petroleum or any fraction or derivative thereof, radioactive materials or any other element, compound, mixture, solution or substances that is classified or regulated from time to time under any Environmental Law;

"HOLDER" or "HOLDER" means the Purchaser or such other Person or Persons to whom the Purchaser has transferred Debentures in whole or in part in accordance with the provisions of this Agreement;

"INTEREST PAYMENT DATE" means each March 31, June 30, September 30 and December 31 in each year, commencing March 31, 2001;

"INDEBTEDNESS" means, in respect of any Person at any date, without duplication,
(a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of such Person's business), (c) all obligations of such Person evidenced by notes, bonds, debentures (including the Debentures) or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Leases of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party under acceptance, letter of credit or similar facilities, (g) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any capital stock (other than common shares) of such Person, (h) all Guarantees of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above to the extent quantified as liabilities, contingent obligations or like term in accordance with GAAP on the balance sheet (including notes thereto) of such Person, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, (but only to the extent of the fair market value of such Property), (j) all Swaps of such Person and (k) the liquidation value of any preferred capital stock of such Person or its Subsidiaries held by any Person other than such Person and its Wholly-Owned Subsidiaries;


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                                     - 5 -

"INDEMNIFIED PARTY" has the meaning set out in section 9.2;

"INDEMNIFYING PARTY" has the meaning set out in section 9.2;

"LIEN" means, with respect to any Person, any voluntary or involuntary, mortgage, lien, pledge, charge, security interest, right of first offer, right of first refusal or other similar right or obligation under a shareholders or similar agreement, or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person (including in the case of shares, shareholder agreements, voting trust agreements and all similar arrangements);

"LOSSES", in respect of any matter, means all claims, demands, proceedings, losses, damages (other than punitive or consequential damages and including incidental damages), liabilities, diminution in value, deficiencies, costs and expenses (including, without limitation, all reasonable legal and other professional fees and disbursements and all interest, penalties and amounts paid in settlement) arising directly or indirectly as a consequence of such matter;

"MATERIAL" means material in relation to the business, operations, results of operations, financial or other condition, assets, properties or liabilities of the Corporation and its Subsidiaries taken as a whole;

"MATERIAL ADVERSE EFFECT" means a material adverse effect on (a) the business, operations, results of operations, financial or other condition, assets, properties or liabilities of the Corporation and its Subsidiaries taken as a whole, or (b) the ability of the Corporation to perform its obligations under this Agreement, the Ancillary Agreements and the Debentures, or (c) the validity or enforceability of this Agreement, the Ancillary Agreements or the Debentures;

"MATERIAL CONTRACT" has the meaning set out in section 4.1(r);

"ONTARIO SECURITIES ACT" means the SECURITIES ACT (Ontario), as the same may be amended, re-enacted or replaced from time to time;

"OSC" means the Ontario Securities Commission;

"PASSIVE INVESTORS" shall mean any limited partners or other similar equity holders in the Purchaser or any other collective investment vehicle that is an Affiliate of the Purchaser or the General Partner;

"PERSON"  means  an  individual,  partnership,  corporation,  limited  liability
company,   association,   trust,  unincorporated  organization  or  Governmental
Authority;

"PREFERENCE   SHARES"  means  the  preference  shares  in  the  capital  of  the
Corporation;


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                                     - 6 -

"PROPERTY" or "PROPERTIES" means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate;

"PUBLIC FILINGS" has the meaning set out in section 4.1(n)(i);

"PURCHASE PRICE" has the meaning set out in section 3.1;

"PURCHASER GROUP" shall mean, collectively, each member of the Restricted Group and each Passive Investor;

"REGISTRATION RIGHTS AGREEMENT" means the registration rights agreement to be entered into by the Corporation and the Purchaser on the Closing Date, substantially in the form annexed hereto as Exhibit 2, as amended, supplemented, changed or modified from time to time;

"RELEASE" means any release, spill, emission, discharge, leak, disposal, dispersal, leaching or migration into the indoor or outdoor environment;

"RELEASE DATE" means the date which is six months after the earliest to occur of the date on which (i) the Purchaser does not designate persons for nomination as directors pursuant to section 6.1(b) or exercise its contractual right pursuant to this Agreement to approve nominees pursuant to section 6.1(d)(i), having irrevocably waived its contractual rights pursuant to this Agreement to do so and having caused the persons designated for nomination as directors pursuant to section 6.1(b) to resign from the Board if requested to do so by a majority of the members of the Board other than those designated for nomination pursuant to section 6.1(b) and 6(d)(i) (even if such persons thereafter remain on the Board if not requested to resign by the Board), or (ii) the Purchaser no longer has any contractual rights pursuant to this Agreement relating to Board representation as a result of the operation of section 6.3 and has caused the persons designated for nomination as directors pursuant to section 6.1(b) to resign from the Board if requested to do so by a majority of the members of the Board other than those designated for nomination pursuant to section 6.1(b) and 6(d)(i) (even if the Purchaser's designees thereafter remain on the Board if not requested to resign by the Board);

"REPRESENTATIVES" has the meaning set out in section 13.2(b);

"RESPONSIBLE OFFICER" means any Senior Financial Officer and any other officer of the Corporation reasonably expected to have knowledge of the matter as to which such officer's knowledge is required;

"RESTRICTED GROUP" shall mean:

     (a) the Purchaser;


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                                     - 7 -

     (b) the General Partner;

     (c) Chancery Lane Capital, LLC;

     (d) Greenwich Street Capital Partners II, L.P.; and

     (e) the  respective  Affiliates of the Persons named in clauses (a) through
         (d);

provided, that, for the avoidance of doubt, DB Capital Partners and its Affiliates shall not be members of the Restricted Group.

"SEC" means the Securities and Exchange Commission;

"SENIOR FINANCIAL OFFICER" means the chief financial officer, treasurer or controller of the Corporation;

"SIGNIFICANT SUBSIDIARY" means any Subsidiary that, as of the relevant date of determination, had assets that had a fair market value representing 10% or more of the total consolidated assets of the Corporation and its Subsidiaries or revenues representing 10% or more of the total consolidated revenues of the Corporation and its Subsidiaries;

"STANDSTILL AGREEMENT" means the standstill agreement to be entered into and dated as of the Closing Date among the Corporation, the Purchaser and the General Partner, substantially in the form annexed hereto as Exhibit 3, as amended, supplemented, changed or modified from time to time;

"SUBSIDIARY" means, as to any Person, any corporation, association or other business entity in which such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such entity, and any partnership, limited liability company or joint venture if more than a 50% interest in the profits or capital thereof is owned by such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries (unless such partnership, limited liability company or joint venture can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a "Subsidiary" is a reference to a Subsidiary of the Corporation;

"SWAPS" means, with respect to any Person, payment obligations with respect to interest rate swaps, currency swaps and similar obligations obligating such Person to make payments, whether periodically or upon the happening of a contingency. For the purposes of this Agreement, the amount of the obligation under any Swap shall be the amount determined in respect thereof as of the end of the then most recently ended fiscal quarter of such Person, based on the assumption that such


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                                     - 8 -

Swap had terminated at the end of such fiscal quarter, and in making such determination, if any agreement relating to such Swap provides for the netting of amounts payable by and to such Person thereunder or if any such agreement provides for the simultaneous payment of amounts by and to such Person, then in each such case, the amount of such obligation shall be the net amount so determined;

"TIME OF CLOSING" has the meaning set out in section 3.2;

"TSE NOTICE" means the notice required to be filed by the Corporation with, and accepted by, The Toronto Stock Exchange pursuant to section 619 of the Company Manual of The Toronto Stock Exchange;

"U.S. SECURITIES ACT" means the Securities Act of 1933, as amended from time to time; and

"WHOLLY-OWNED SUBSIDIARY" means, at any time, any Subsidiary one hundred percent (100%) of all of the equity interests (except directors' qualifying shares) and voting interests of which are owned by any one or more of the Corporation and the Corporation's other Wholly-Owned Subsidiaries at such time.

1.2      RULES OF CONSTRUCTION.  Unless the context otherwise requires, in  this
Agreement:

     (a) "Agreement", "this Agreement", "the Agreement", "hereto", "hereof", "herein", "hereby", "hereunder" and similar expressions mean or refer to this Agreement as amended from time to time, including the Schedules and Exhibits annexed hereto or to any amendment to this Agreement, and any agreement or instrument supplemental hereto and the expressions "Article", "section", "Schedule" and "Exhibit" followed by a number or letter mean and refer to the specified Article, section, Schedule or Exhibit of this Agreement;

     (b) the division of this Agreement into Articles and sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation thereof;

     (c) words importing the singular number only shall include the plural and vice versa and words importing the use of any gender shall include all genders;

     (d) reference to any agreement, indenture or other instrument in writing means such agreement, indenture or other instrument in writing as amended, modified, replaced or supplemented from time to time;

     (e) reference to any statute shall be deemed to be a reference to such statute as amended, re-enacted or replaced from time to time;


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                                     - 9 -

     (f) if there is any conflict or inconsistency between the provisions contained in the body of this Agreement and those of any Schedule or Exhibit (other than the Ancillary Agreements) hereto, the provisions contained in the body of this Agreement shall prevail;

     (g) time periods within which a payment is to be made or any other action is to be taken hereunder shall be calculated excluding the day on which the period commences and including the day on which the period ends; and

     (h) whenever any payment to be made or action to be taken hereunder is required to be made or taken on a day other than a Business Day, such payment shall be made or action taken on the next following Business Day.

1.3 SEVERABILITY. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such determination shall not impair or affect the validity, legality or enforceability of the remaining provisions hereof, and each provision is hereby declared to be separate, severable and distinct. To the extent that any such provision is found to be invalid, illegal or unenforceable, the parties hereto shall act in good faith to substitute for such provision, to the extent possible, a new provision with content and purpose as close as possible to the provision so determined to be invalid, illegal or unenforceable.

1.4 GOVERNING LAW; CONSENT TO JURISDICTION. This Agreement shall be construed, interpreted and enforced in accordance with, and the respective rights and obligations of the parties shall be governed by, the laws of the State of New York. Each of the parties hereby submits to the exclusive jurisdiction of the courts of the State of New York and all courts competent to hear appeals therefrom, and waives any objection as to venue in the County of New York, State of New York with respect to any suit, claim or other dispute arising out of or related to this Agreement, the Ancillary Agreements or the Debentures.

1.5 WAIVER OF IMMUNITY. To the extent that any of the parties hereto has or hereafter may be entitled to claim or may acquire, for itself or any of its assets, any immunity from suit, jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, or otherwise) with respect to itself or its property, it hereby irrevocably waives such immunity in respect of its obligations hereunder or under the Ancillary Agreements or the Debentures to which it may be a party to the fullest extent permitted by applicable law and, without limiting the generality of the foregoing, agrees that the waivers set forth in this Section 1.5 shall be effective to the fullest extent now or hereafter permitted under the Foreign Sovereign Immunities Act of 1976 of the United States of America and are intended to be irrevocable for purposes of such Act.

1.6 WAIVER OF JURY TRIAL. Each party hereto hereby waives, to the fullest extent permitted by applicable laws, any right it may have to a trial by jury in respect of any litigation


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                                     - 10 -

directly or indirectly arising out of, under or in connection with this Agreement, the Ancillary Agreements or the Debentures. Each party hereto (a) certifies that no representative, agent or counsel of the other party has represented expressly or otherwise that the other party would not, in the event of litigation, seek to enforce the foregoing waiver, and (b) acknowledges that it and the other party hereto have been induced to enter into this Agreement, the Ancillary Agreements and the Debentures by, among other things, the mutual waivers and certifications contained in this section 1.6.

1.7 CURRENCY. Except as otherwise provided herein, all references to currency herein are to lawful money of the United States of America.

2.       AUTHORIZATION OF DEBENTURES.

2.1 The Corporation has authorized the issuance and sale of $70,500,000 aggregate principal amount of its 8.70% subordinated convertible debentures due 2009 (the "Debentures", such term to include any such debentures issued in substitution therefor pursuant to this Agreement or the Debenture Certificate). The Debentures shall be substantially in the form set out in Exhibit 1, with such changes therefrom, if any, as may be approved by the Purchaser and the Corporation.

3.       PURCHASE OF DEBENTURES.

3.1 CREATION, ISSUANCE AND SALE. Subject to the terms and conditions hereof, the Purchaser hereby agrees to purchase from the Corporation, and the Corporation hereby agrees to create, issue and sell to the Purchaser, free and clear of any and all Liens, other than any Liens created by the Purchaser, this Agreement, the Ancillary Agreements or the Debenture Certificate, an aggregate of $70,500,000 in principal amount of Debentures at 100% of the principal amount thereof (the "Purchase Price"). Upon the Closing, the Purchaser will be the record and beneficial owner of all the Debentures.

3.2 CLOSING. The closing of the purchase and sale of the Debentures (the "Closing") shall take place at 10:00 a.m. (Toronto time) (the "Time of Closing") at the offices of Davies, Ward & Beck LLP or Sullivan & Cromwell on the first Business Day (no earlier than December 20, 2000) after the conditions in Sections 7.1 and 7.2 hereof have been satisfied (other than those conditions regarding the delivery of closing documentation) or waived, or at such other date, time and place as may be agreed upon by the parties in writing, provided that on such date the conditions set forth in sections 7.1 and 7.2 shall have been satisfied (other than those conditions regarding the delivery of closing documentation) or waived (such closing day or such other time being hereinafter referred to as the "Closing Date") or at such other place as may be agreed by the parties. At the Closing the Corporation will deliver to the Purchaser the Debentures in the form of a single Debenture Certificate (or such greater number of Debenture Certificates in denominations of at least $100,000, as the Purchaser may request) dated the Closing Date and registered in the Purchaser's name, against delivery by the Purchaser to the Corporation or to its order of immediately available funds in the


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                                     - 11 -

amount of the Purchase Price therefor by wire transfer for the account of the Corporation to such bank account as the Corporation shall have notified the Purchaser in writing at least two Business Days prior to the Closing Date.

3.3 ISSUE DATE. The Debentures will be issued and be dated as of the Closing Date and in the form of the Debenture Certificate.

3.4 DELIVERY OF CLOSING DOCUMENTS. At the Time of Closing on the Closing Date, the Corporation shall deliver to or to the order of the Purchaser the definitive Debentures, the documentation contemplated herein and such further documentation as counsel for the Purchaser may reasonably require against payment of the Purchase Price for the Debentures pursuant to section 3.2.

4.       REPRESENTATIONS AND WARRANTIES

4.1 REPRESENTATIONS AND WARRANTIES OF THE CORPORATION. The Corporation represents and warrants to the Purchaser as follows (in each case except as disclosed in the applicable referenced paragraphs of the Disclosure Letter of even date herewith delivered by the Corporation to the Purchaser in connection with the transactions contemplated hereby (the "Disclosure Letter")) and acknowledges that the Purchaser is relying upon such representations and warranties in connection with any purchase by it of the Debentures:

     (a) ORGANIZATION; POWER AND AUTHORITY. The Corporation and each of its Significant Subsidiaries is duly incorporated or organized and is validly subsisting under the laws of its jurisdiction of incorporation or organization; the Corporation and each of its Significant
         Subsidiaries has all necessary corporate or other legal power and authority to own or lease its property and to carry on its business as presently carried on by it and the Corporation has all necessary corporate power and authority to execute and deliver this Agreement, the Ancillary Agreements and the Debentures and to comply with its obligations hereunder and thereunder. The Corporation and each of its Significant Subsidiaries is duly qualified as a corporation or other applicable legal entity to carry on business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the property owned or leased by it makes such qualification necessary except where any failure to so qualify would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

     (b) AUTHORIZED CAPITAL. The authorized capital of the Corporation consists of an unlimited number of Preference Shares and an unlimited number of Common Shares, of which, on December 8, 2000, no Preference Shares and 88,456,940 Common Shares are issued and outstanding and all of which are validly issued, fully paid, non-assessable and free of pre-emptive rights.

     (c) NO OPTIONS, ETC. As of December 8, 2000, there are no outstanding agreements, warrants, options, rights or privileges, pre-emptive or contractual, capable of becoming an agreement, including convertible or exchangeable securities, to subscribe for, purchase or otherwise acquire, or otherwise obligating the Corporation or any of its Subsidiaries to issue, any shares of the Corporation or any of its Subsidiaries or securities convertible into or exchangeable for shares of the Corporation or any of its Subsidiaries, other than, on December 8, 2000: (i) options to purchase an aggregate of 5,836,286 Common Shares held by employees of the Corporation and its Subsidiaries, of which options to purchase 2,207,059 Common Shares are vested and exercisable as of December 8, 2000, and the remaining options to acquire 3,629,227 Common Shares are not vested or exercisable as of December 8, 2000, and which become vested and exercisable in accordance with the terms of the relevant plans; (ii) rights under joint venture and similar agreements governing Subsidiaries that are not Significant Subsidiaries; and (iii) as contemplated by this Agreement. Section 4.1(c) of the Disclosure Letter sets forth the vesting schedules and exercise prices of such options. Neither the Corporation nor any of its Subsidiaries is a party to any voting or sale agreements with respect to the Corporation's or any Subsidiary's share capital. Except as set forth in the Public Filings, neither the Corporation nor any of its Subsidiaries is under any obligation to redeem or purchase any of the Corporation's or any Subsidiary's outstanding securities.

     (d) AUTHORIZATION, ETC. The directors of the Corporation have taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement, the Ancillary Agreements and the
         Debentures. No action of the shareholders of the Corporation is required to authorize the execution, delivery and performance of this Agreement, the Ancillary Agreements or the Debentures. Each of this Agreement and the Ancillary Agreements has been, and upon execution and delivery thereof to the Purchaser the Debentures will be, duly executed and delivered on behalf of the Corporation and constitute and will constitute legal, valid and binding obligations of the Corporation enforceable by the Purchaser in accordance with their respective terms, except as the enforcement thereof may be limited by bankruptcy, insolvency or other laws of general application affecting the enforcement of creditors' rights and subject to the qualification that specific performance and injunction, being equitable remedies, may be granted only in the discretion of a court of competent jurisdiction.

     (e) CORPORATE ACTION. All necessary corporate action of the directors of the Corporation has been taken to authorize the due creation, issue and sale of the Debentures and to issue the Conversion Shares. No action of the shareholders of the Corporation is required to authorize the due creation, issue and sale of the Debentures or the issue of the Conversion Shares. Upon the issuance thereof and payment therefor as provided herein, the Debentures and the Conversion Shares will be validly issued, fully paid, non-assessable and free of pre-emptive rights or any other Liens, other than any Liens created by the Purchaser, this Agreement, the Ancillary Agreements or the Debenture Certificate.

     (f) NO CHANGE IN ARTICLES OR BY-LAWS. Except as permitted by Section 5.4 hereof on or after the date of this Agreement, change or amendment has been made or authorized by the directors or shareholders of the Corporation to the articles or by-laws of the Corporation, in each case since December 31, 1998. The Corporation is not in violation of any provision of its articles or by-laws.

     (g) COMPLIANCE WITH LAWS, OTHER INSTRUMENTS, ETC. None of: (i) the authorization, execution, delivery or performance by the Corporation of this Agreement, the Ancillary Agreements or the Debentures, including, without limitation, the allotment and issuance of the Conversion
         Shares; or (ii) the issuance and sale of the Debentures as provided herein, (A) will violate the provision of any statute or other rule or regulation of any Governmental Authority applicable to the Corporation or any of its Subsidiaries or (B) will contravene, result in any breach of or is in conflict with and does not and will not result in a breach of and does not and will not create a state of facts which after notice or lapse of time or both will result in a breach of any of the terms or provisions of the articles or by-laws of the Corporation or any of its Subsidiaries, the resolutions of the directors or shareholders of the Corporation or any of its Subsidiaries or any Material indenture, instrument, agreement or undertaking to which the Corporation or any of its Subsidiaries is a party or by which the Corporation or any of its Subsidiaries or the properties or assets of the Corporation or any of its Subsidiaries are or may become bound or results or would result in the creation or imposition of any Lien upon any of the Material Properties or assets of the Corporation or any of its Subsidiaries pursuant to the terms of any such indenture, instrument, agreement or undertaking or result in any acceleration or other change in rights of others or an imposition of any penalty or other payments under any of the foregoing.

     (h) ORDERS, ETC. As of the date of this Agreement, no order suspending the sale or ceasing the trading of the Common Shares, the sale of the Debentures or the exercise of the conversion rights contained therein or the Conversion Shares, has been issued by any court, securities commission or regulatory authority in Canada or the United States, and no proceedings for such purpose are pending or, to the knowledge of the Responsible Officers of the Corporation, threatened.

     (i) REPORTING ISSUER STATUS. The Corporation is a "reporting issuer", as defined in the Ontario Securities Act, has been a reporting issuer in Ontario and the other Provinces of Canada that have a "reporting issuer" concept for at least six months prior to the date hereof, and is not in material default of any filings required to be made pursuant to the Ontario Securities Act and the regulations made thereunder or pursuant to other securities laws and regulations and rules made thereunder or under the securities laws of the other Provinces of Canada and applicable to the Corporation. The Corporation is a "foreign private issuer", as defined under the Exchange Act, and is eligible to use Form 20-F in accordance with the Exchange Act.

     (j) SECURITIES LAWS. Subject to the filing by the Corporation of a Form 45-501F1 pursuant to Rule 45-501 of the OSC within 10 days following the Closing Date, compliance with the requirements of the Exchanges and the Purchaser meeting applicable reporting requirements and requirements as to its status (including purchasing as principal, investment intent and status as a sophisticated purchaser and having not breached its representations set forth in section 4.2(e)), none of the issuance and sale of the Debentures and the allotment or issuance of the Conversion Shares will require registration under the U.S. Securities Act and the registration and prospectus requirements of the Ontario Securities Act or has resulted or will result in any contravention of such securities laws of the United States or Canada or the securities laws of any other applicable jurisdiction (other than blue sky laws), and regulations and rules made thereunder and applicable to the Corporation.

     (k) SUBSIDIARIES. Except as disclosed in the Public Filings, the Corporation owns, directly or indirectly, all of the issued and outstanding shares of capital stock of its Significant Subsidiaries, and as of the date of this Agreement, there are no outstanding agreements, warrants, options, rights or privileges, pre-emptive or contractual, capable of becoming an agreement, including convertible or exchangeable securities, to subscribe for, purchase or otherwise acquire, or otherwise obligating any Significant Subsidiary to issue, purchase or redeem any shares or securities convertible into or exchangeable for shares of any Significant Subsidiary, except for agreements among the Corporation and its Significant Subsidiaries.

     (l) LITIGATION, ETC. As of the date of this Agreement, there is not pending against the Corporation or any of its Subsidiaries or, to the knowledge of the Responsible Officers of the Corporation, threatened against the Corporation or any of its Subsidiaries, any litigation, action, suit or other proceeding by or before any court, tribunal, Governmental Authority, securities commission or regulatory body that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, except as disclosed in the Public Filings.

     (m) TAXES. Except as disclosed in the Public Filings, the Corporation and its Subsidiaries have filed all tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments payable by them, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Corporation or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP other than any failures of the foregoing to be true which would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect. Except as set forth in the Public Filings, no deficiencies exist or have been asserted with respect to taxes of the Corporation or any of its Subsidiaries, no unresolved controversies regarding taxes exist with respect to the Corporation or any of its Subsidiaries and neither the Corporation nor any of its Subsidiaries is a party to any action or proceeding for assessment or collection of taxes, nor has any such event been asserted or, to the knowledge of the Responsible Officers, threatened against the Corporation or any of its Subsidiaries or any of their respective assets, except for failures of the foregoing to be true which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     (n) FILED DOCUMENTS AND FINANCIAL STATEMENTS.

         (i) Each of the documents filed by the Corporation with the SEC under the U.S. Securities Act and the Exchange Act and the OSC under the Ontario Securities Act and other Canadian securities regulatory authorities under Canadian securities legislation since December 31, 1998 (the "Public Filings") complied as to form in all material respects with all of the applicable requirements of the Ontario Securities Act, the U.S. Securities Act, the Exchange Act and other applicable Canadian securities legislation, as applicable, and did not contain any untrue statement of a material fact or omit to state any material fact required to be contained therein or necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading, except to the extent superseded by subsequent filings in effect as of the date of this Agreement and included in the Public Filings. Any financial statements contained in such filings (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Corporation and its Subsidiaries as of the respective dates and the consolidated results of their operations and cash flows for the respective periods and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to the absence of footnote disclosure and normal year-end adjustments which are not expected to be material), except to the extent superseded by subsequent filings in effect as of the date of this Agreement and included in the Public Filings.

         (ii) The Corporation does not have any undisclosed liabilities of the kind that are required to be disclosed in a balance sheet (including the notes thereto) under GAAP except for liabilities
               (A) set forth in its September 30, 2000 balance sheet included in the Public Filings (including the notes thereto) or (B) liabilities incurred in the ordinary course of business since September 30, 2000, which would not, individually or in the aggregate, have a Material Adverse Effect.

         (iii) Since December 31, 1999, except as set forth in the Public Filings, there has been no Material Adverse Effect (other than any effects caused by general economic conditions or the public announcement of the transactions contemplated by this Agreement). Since September 30, 2000, except as disclosed in the Public Filings, the Corporation has conducted its business in the ordinary course, except for any conduct that (A) relates to the negotiation and entry into the transactions contemplated hereby and the negotiation of similar transactions or (B) individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

     (o) LISTING. The Common Shares are listed and posted for trading on the Exchanges. The Corporation is in good standing with the Exchanges and in full compliance with the rules and regulations thereof.

     (p) TITLE TO PROPERTY. Except as disclosed in the Public Filings, the Corporation and its Subsidiaries have good and valid title to their respective Properties, free and clear of all Liens (other than purchase money security interests and liens under capital leases), and the Corporation and its Subsidiaries have full right to use their assets and properties as currently used, except for failures of the foregoing to be true that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

     (q) LICENSES, PERMITS, ETC. Except as disclosed in the Public Filings, the Corporation and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, service marks, trademarks and trade names, or rights thereto, necessary to conduct their businesses as currently conducted, which are not, to the knowledge of the Responsible Officers, in conflict with the rights of others and are not in breach of any of the same, all of which are in good standing and full force and effect, in each case except for failures of the foregoing to be true that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

     (r) CONTRACTUAL OBLIGATIONS. Except as disclosed in the Public Filings, the Corporation and its Subsidiaries are in compliance with all of the Corporation's material contracts

         (including any contract evidencing Indebtedness) which a corporation registered under Section 12 of the Exchange Act would be required to file in response to Item 10 of Rule 601 of Regulation S-K promulgated under the U.S. Securities Act (together, the "Material Contracts") and neither the Corporation nor its Subsidiaries is, or has received any written notice or otherwise has (through its Responsible Officers) any knowledge that any other party is, in default under any such Material Contract, in each case other than failures of the foregoing to be true which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; except as set forth in the Public Filings, to the knowledge of the Responsible Officers no event or condition exists with respect to any such Material Contract that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Material Contract to be in default, in all cases except for those defaults that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; except as set forth in the Public Filings, since December 31, 1999, the Corporation and its Subsidiaries have not waived or relinquished any right under any contract, other than waivers or relinquishments which would not, individually or in aggregate, reasonably be expected to have a Material Adverse Effect.

     (s) STATUS UNDER CERTAIN STATUTES. Neither the Corporation nor any Subsidiary is subject to regulation under the Investment Company Act of 1940, as amended, the Public Utility Holding Company Act of 1935, as amended, the Interstate Commerce Act, as amended, or the Federal Power Act, as amended.

     (t) FOREIGN CORRUPT PRACTICES ACT. The Corporation and its Subsidiaries and each of their respective officers, directors and employees are not in violation of section 30A of the Exchange Act or any similar non-U.S. statute or law.

     (u) NO BROKERS OR FINDERS. No agent, broker, finder, or investment or commercial banker (other than RBC Dominion Securities Inc. and Morgan Stanley Dean Witter, as to whose fees and expenses the Corporation shall have full responsibility and the Purchaser shall have no responsibility) or other Person or firm engaged by or acting on behalf of the Corporation or any Subsidiary in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any brokerage or finder's or similar fee or other commission as a result of this Agreement or such transactions.

     (v) COMPLIANCE WITH LAWS. Since December 31, 1998, the Corporation and its Subsidiaries have complied with and are not in violation in any material respect of any applicable laws including, without limitation, Environmental Laws, orders, judgments and decrees, in all cases except for any violations that would not reasonably be expected to have a Material Adverse Effect.

     (w) STATE TAKEOVER STATUS. No takeover statute or regulation having consequences similar to Section 203 of the Delaware General Corporation Law applies to this Agreement, the Ancillary Agreements or the Debentures or any of the transactions contemplated hereby or thereby. Neither the Corporation nor any of its Subsidiaries has any rights plan, preference shares or similar arrangement which have any of the aforementioned consequences in respect of the transactions contemplated hereby.

     (x) RELATED PARTY TRANSACTIONS. Except as disclosed in the Public Filings and except for Indebtedness or contractual amounts aggregating not more than $3,000,000, no director, officer, partner, "affiliate" or "associate" (as such terms are defined in Rule 12b-2 under the Exchange
         Act) of the Corporation or any of its Subsidiaries, to the knowledge of the Corporation:

         (i) has outstanding indebtedness or other similar obligations to the Corporation or any of its Subsidiaries in excess of $60,000; and

         (ii) is otherwise a party to any contract, arrangement or understanding with the Corporation or any of its Subsidiaries except for any such contract, arrangement or understanding providing for (A) such Person's employment by the Corporation or one of its Subsidiaries and arrangements relating thereto, or (B) employee or other fringe benefits, or (C) options or other rights, granted pursuant to stock option plans of the Corporation.

4.2 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER. The Purchaser represents and warrants to the Corporation as follows and acknowledges that the Corporation is relying upon such representations and warranties in connection with the sale of the Debentures:

     (a) ORGANIZATION; POWER AND AUTHORITY. The Purchaser is a limited partnership duly organized and is validly existing under the laws of Delaware; the General Partner is the sole general partner of the Purchaser; the General Partner has all necessary corporate power to execute and deliver this Agreement and each of the Ancillary Agreements on behalf of the Purchaser and the Purchaser has all necessary partnership power to enter into this Agreement and each of the Ancillary Agreements and to comply with its obligations hereunder and thereunder. All of the capital stock of the General Partner is owned by an Affiliate of Chancery Lane Capital, LLC. Greenwich Street Capital Partners II, L.P. is a limited partner of the Purchaser. DB Capital Partners is a limited partner of the Purchaser and holds no other interest in the Purchaser or the General Partner.

     (b) AUTHORIZATION, ETC. The General Partner has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements; this Agreement and the Ancillary Agreements have been duly executed and delivered by the General Partner on behalf of the Purchaser and constitute the legal, valid and binding obligations of the Purchaser enforceable by the Corporation in accordance with their respective terms, except as enforcement thereof may be limited by bankruptcy, insolvency or other laws of general application affecting the enforcement of creditors' rights and subject to the qualification that specific performance and injunction, being equitable remedies, may be granted only in the discretion of a court of competent jurisdiction.

     (c) COMPLIANCE WITH LAWS, OTHER INSTRUMENTS, ETC. Neither: (i) the authorization, execution, delivery or performance by the Purchaser of this Agreement and the Ancillary Agreements; or (ii) the purchase of the Debentures as provided herein, is in conflict with and does not and will not result in any breach of and does not and will not create a state of facts which after notice or lapse of time or both will result in a breach of any of the terms or provisions of the limited partnership agreement of the Purchaser, the resolutions of the board of directors of the General Partner or any Material indenture, instrument, agreement or undertaking to which the Purchaser is a party or by which the Purchaser or the properties or assets of the Purchaser are or may become bound, or results or would result in the creation or imposition of any security interest, mortgage, Lien, charge or encumbrance of any nature whatsoever upon any of the Material properties or assets of the Purchaser pursuant to the terms of any such indenture, instrument, agreement or undertaking.

     (d) NO ORDERS. To the knowledge of the Purchaser, after reasonable inquiry, no order suspending the purchase of the Debentures by the Purchaser has been issued by any court, securities commission or regulatory authority in Canada or the United States, and no proceedings for such purpose are pending or threatened.

     (e) PURCHASE FOR INVESTMENT. The purchase of the Debentures is being made by the Purchaser as principal, for investment purposes only, and not with a view to, or for, resale, distribution or any present intention of distributing or selling the Debentures, the Conversion Shares or any part thereof. Each of the Purchaser's limited partners has acquired its interest in the Purchaser for its own account as principal, for investment purposes only, and not with a view to, or for, resale, distribution or granting a participation therein, in whole or in part, in violation of applicable securities laws and no other person has a direct or indirect beneficial interest in the interest of such limited partner. The Purchaser and each of its limited partners acknowledges that it has been given access to all information regarding the Corporation, the future business, condition and operations of the Corporation that the Purchaser and its limited partners have requested in order to evaluate its investment in the Debentures. The Purchaser understands that the Debentures are being offered and sold in reliance on specific exemptions from applicable securities laws and that the Corporation is relying upon the truth and accuracy of the representations, warranties, acknowledgements and understanding set forth herein in order to determine the applicability of such exemptions and the suitability of the Purchaser and each of its limited partners to acquire the Debentures. Nothing in this section 4.2(e) or any investigation or right of investigation of the Purchaser shall be deemed or construed to limit the Purchaser's right to rely fully on the representations and warranties of the Corporation to the Purchaser contained in this Agreement, the Ancillary Agreements and the Debenture. The Purchaser is purchasing as principal for its own account and the Purchaser and each limited partner of the Purchaser is an "accredited investor" as the term is defined in Regulation D under the U.S. Securities Act and a Person who has contributed at least Cdn.$150,000 for the purchase of the Debentures.

     (f) ACKNOWLEDGEMENT RE: SECURITIES LAWS. The Purchaser understands, recognizes and acknowledges that neither the Debentures nor the Conversion Shares have been qualified for distribution or registered under any applicable securities legislation, including the Ontario Securities Act, the U.S. Securities Act or any other applicable federal, provincial or state securities laws by reason of exemptions from such requirements being available, and that neither the Debentures nor the Conversion Shares may be sold, pledged, assigned or otherwise disposed of in the absence of compliance with such law or unless an exemption from the application of such law is applicable.

     (g) NO PRIOR  ACTIVITIES.  The  Purchaser  was  formed  for the  purpose of entering into this Agreement and the Ancillary Agreements and purchasing the Debentures and has not engaged in any other activities other than related thereto. The Restricted Group does not have Beneficial Ownership of Voting Securities (as such terms are defined in the Standstill Agreement) that, when aggregated with the Debentures to be purchased hereunder, would cause the Restricted Group to breach
         Section 1 of the Standstill Agreement.

4.3 SURVIVAL OF COVENANTS, REPRESENTATIONS AND WARRANTIES. All covenants, representations and warranties of each party made herein and in the Debenture Certificate, in any certificate or other document delivered by it or on its behalf pursuant to the provisions hereof or otherwise with respect to this Agreement and the transactions contemplated hereby, shall survive the closing of the purchase and sale of the Debentures and, notwithstanding such closing, nor any investigation made by or on behalf of such party, shall continue in full force and effect, subject as hereinafter provided, for a period of eighteen months from the Closing Date for the benefit of the party to whom the covenants, representations and warranties are made; provided, however, that notwithstanding anything herein contained, the representations and warranties contained in sections 4.1(b), (c), (d) and (e) and the representations, warranties and covenants in Section 3 of the Debenture Certificate shall survive the closing of the purchase and sale of the Debentures and shall continue in full force and effect for the benefit of the Purchaser without any limitation period and the representation and warranty contained in Section 4.1(m) hereof shall survive the closing of the purchase and sale of the Debentures and shall continue in full force and effect for the benefit of the Purchaser until the 60th day after the expiration of the relevant statute of limitations period.

5.       COVENANTS OF THE CORPORATION.

5.1 AFFIRMATIVE COVENANTS OF THE CORPORATION. Until the Maturity Date, the Corporation covenants and agrees with the Purchaser that it will do or cause to be done, and, as applicable, will cause its Subsidiaries to do or cause to be done, the following:

     (a) use its reasonable best efforts to comply with, satisfy and fulfill promptly all prerequisites, conditions and requirements imposed by or arising out of legal, regulatory and administrative requirements applicable to the Corporation with respect to the consummation of the transactions contemplated hereby, including, without limiting the generality of the foregoing, filing or causing to be filed all documents, certificates, opinions, forms or undertakings required to be filed by the Corporation in connection with the purchase and sale of the Debentures, the issue of the Conversion Shares and the listing and posting for trading of the Conversion Shares on the Exchanges;

     (b) maintain its status as a "reporting issuer" in good standing under the Ontario Securities Act and other applicable Canadian securities legislation and as a "registrant" in good standing under the Exchange Act;

     (c) maintain the listing or posting for trading of the Common Shares (including the Conversion Shares) on the Exchanges; and

     (d) will pay all stamp or duty taxes, if any, associated with the issuance of the Debentures and, on conversion thereof, the issuance of the Conversion Shares.

5.2 AFFIRMATIVE COVENANTS OF THE PURCHASER. The Purchaser covenants and agrees with the Corporation that it will use its reasonable best efforts to comply with, satisfy and fulfill promptly all prerequisites, conditions and requirements imposed by or arising out of legal, regulatory and administrative requirements applicable to the Purchaser with respect to the consummation of the transactions contemplated hereby, including, without limiting the generality of the foregoing, filing or causing to be filed all documents, certificates, opinions, forms or undertakings required to be filed by the Purchaser in connection with the purchase and sale of the Debentures and the issuance of the Conversion Shares.

5.3 USE OF PROCEEDS. The Corporation will use the proceeds of the sale of the Debentures for general corporate purposes only. No part of the proceeds from the sale of the Debentures hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 207), or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve the Corporation in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220).

5.4 NEGATIVE COVENANTS PRIOR TO CLOSING. The Corporation covenants and agrees with the Purchaser that, until the Closing Date, the Corporation shall not, nor shall it permit any Significant Subsidiary to, without the prior written consent of the Purchaser (which consent shall not be unreasonably withheld or delayed), except as set forth in Section 5.4 of the Disclosure
Letter:

     (a) propose, authorize or effect any change or amendment to the articles or by-laws of the Corporation;

     (b) distribute to the holders of Common Shares, declare, pay or issue (as applicable):

         (i) shares of the Corporation of any class, including Common Shares or other securities of the Corporation or any Subsidiary of the Corporation;

         (ii) securities convertible into or exchangeable for shares of the Corporation;

         (iii) rights, options or warrants, including rights, options or warrants to subscribe for or purchase shares of the Corporation or securities convertible into or exchangeable for shares of the Corporation;

         (iv)  evidences of Indebtedness; or

         (v)   any other property or assets;

         in each case,  other than (A) cash dividends in the ordinary course and
         (B) shares issued on the exercise of currently issued and outstanding rights (including rights of conversion) or options;

     (c) amend, in any material respect, or terminate any Material Contract;

     (d) consolidate, merge or amalgamate with or into another body corporate;

     (e) transfer, lease or exchange all or substantially all the assets of the Corporation to another body corporate;

     (f) change the compensation of employees, other than (1) in connection with the employees hired with the knowledge of the Purchaser on the date hereof and (2) other than payments aggregating $500,000 or less for normal year end bonus compensation in accordance with existing bonus plans and raises in the ordinary course of business; or

     (g) agree or commit to do any of the foregoing.

5.5      VCOC.  The  rights  granted  to Purchaser under Section 6.1 and Section
10.1 are intended to satisfy the requirement of management rights for purposes of qualifying the indirect investment by Greenwich Street Capital Partners II, L.P. in the ownership of the Debentures as a venture capital investment for purposes of the Department of Labor "plan asset" regulations, 9 C.F.R. Section 2510.3-101, and in the event such rights are not satisfactory for such purpose, the Corporation and the Purchaser shall reasonably cooperate in good faith to agree upon mutually satisfactory access rights which satisfy such regulations.

6.       BOARD REPRESENTATION

6.1 GOVERNANCE. Subject to section 6.3, the Purchaser and the Corporation covenant and agree that, effective upon Closing and unless the Purchaser otherwise consents in writing:

     (a) the  Board  shall  have  not  more  than  13   directors   (unless  the
         shareholders   of  the  Corporation   otherwise   resolve  against  the
         recommendation of the Board);

     (b) Ted Ammon and Fred Eckert (or two other persons specified by the Purchaser as to which a majority of the Board does not have a BONA FIDE objection; it being understood that Mark Angelson and Matthew Kaufman shall not be objectionable to the Board) shall be appointed by the current members of the Board as members of the Board at Closing and the Purchaser shall have the right to designate such Persons for nomination as directors of the Board at each meeting of shareholders of the Corporation beginning with the Corporation's 2001 annual meeting of shareholders;

     (c) the Chief Executive Officer of the Corporation (the "CEO"), who shall initially be Robert Burton, shall be appointed by the current members of the Board as a member of the Board at Closing and shall be nominated by the Board as a director at each meeting of shareholders of the Corporation beginning with the Corporation's 2001 annual meeting of shareholders;

     (d) the remaining 10 directors of the Board to be nominated as directors by the Board shall include:

         (i) Newton Minow and John Stevens (or if Mr. Minow or Mr. Stevens is or are unwilling or unable to serve as directors, another Person or Persons nominated by the Board and acceptable to the Purchaser, acting reasonably, at least one of whom shall be a resident Canadian); and

         (ii) eight other Persons nominated by the Board, at least six of whom shall be resident Canadians;

     (e) Purchaser shall notify the Corporation in writing of the identity of the Purchaser's nominees pursuant to Section 6.1(b) by no later than the same time shareholder proposals are due as set forth in the Corporation's annual proxy statement filed the year preceding the year of the election, which notice shall be conclusive evidence of the consent of the Purchaser nominees to serve as a director of the Corporation. The notice shall include all information with respect to the Purchaser's nominees as is required to be included in a proxy statement soliciting proxies for the election of directors pursuant to Regulation 14A under the Exchange Act or under applicable Canadian securities law.

6.2 RESIGNATION OF DIRECTORS AT CLOSING. The Corporation may accept the resignation of one or more current members of the Board (effective as of the Time of Closing) in order to give effect to the provisions of section 6.1.

6.3 LOSS OF BOARD REPRESENTATION. If, at any time, the Restricted Group collectively owns Conversion Shares and Debentures that on an as-converted basis would in the aggregate equal less than 50% of the initial number of Conversion Shares to which the Restricted Group is entitled assuming full conversion of the Debentures to be purchased by the Purchaser hereunder (as adjusted following the Closing pursuant to the provisions of the Debenture Certificate), the Purchaser thereafter shall lose its contractual right under this Agreement to designate one of the two persons for nomination pursuant to section 6.1(b) and its contractual right under this Agreement to approve one of the two persons nominated pursuant to section 6.1(d)(i) and shall, if requested by a majority of the members of the Board other than those designated for nomination pursuant to section 6.1(b) and 6.1(d)(i), cause one of the directors it designated for nomination pursuant to section 6.1(b) to resign from the Board. In addition, if, at any time, the Restricted Group owns Conversion Shares or Debentures that on an as-converted basis would in the aggregate equal less than 33% of the initial number of Conversion Shares to which the Restricted Group is entitled assuming full conversion of the Debentures to be purchased by the Purchaser hereunder (as adjusted following the Closing pursuant to the provisions of the Debenture Certificate), the Purchaser thereafter shall have no further rights under section 6.1, and shall, if requested by a majority of the members of the Board other than those designated for nomination pursuant to sections 6.1(b) and 6.1(d)(i), cause the directors it designated for nomination pursuant to section 6.1(b) to resign from the Board.

6.4 SUBSTITUTION OF DISQUALIFIED NOMINEES. If any person identified by name or otherwise designated by the Purchaser pursuant to section 6.1(b) is not qualified to act as a director under the BUSINESS CORPORATIONS ACT (Ontario), the Purchaser shall be entitled to specify another person for nomination in accordance with section 6.1(b). If any person nominated pursuant to section 6.1(d)(i) is not qualified to act as a director under the BUSINESS CORPORATIONS ACT (Ontario), the Board shall nominate another person pursuant to section 6.1(d)(i).

7.       CONDITIONS OF CLOSING.

7.1 CONDITIONS OF CLOSING IN FAVOUR OF THE PURCHASER. The obligation of the Purchaser to purchase and pay for the Debentures to be sold to the Purchaser at the Closing is subject to the following conditions precedent for the exclusive benefit of the Purchaser to be fulfilled and/or performed prior to the Time of
Closing:

     (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Corporation contained in this Agreement or in any certificate or other document delivered pursuant hereto shall be true and correct (or true and correct in all material respects, in the case of any representation or warranty not qualified by its terms as to "Materiality", "material" or "Material Adverse Effect") as of the date of this Agreement or the date of any such certificate or document, as the case may be, and shall also be true and correct (or true and correct in all material respects, in the case of any representation or warranty not qualified by its terms as to "Materiality", "material" or "Material Adverse Effect") on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of such date, except where such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct (or true and correct in all material respects, in the case of any representation or warranty not qualified by its terms as to "Materiality", "material" or "Material Adverse Effect") as of such earlier date;

     (b) PERFORMANCE; NO DEFAULT. The Corporation shall have performed or complied in all material respects with all covenants and agreements agreed to be performed or caused to be performed by the Corporation in this Agreement at or prior to the Time of Closing, and after giving effect to the issue and sale of the Debentures (and the application of the proceeds thereof as contemplated by section 5.2) no Event of Default shall have occurred and be continuing;

     (c) COMPLIANCE CERTIFICATE. The Purchaser shall have received a certificate dated the Closing Date, in form satisfactory to the Purchaser, acting reasonably, signed under seal by the Chief Financial Officer on behalf of the Corporation, to the effect that the conditions precedent specified in sections 7.1(a), (b) and (g) have been complied with;

     (d) CORPORATE ACTION. All necessary corporate action shall have been taken by the Corporation to authorize the issue, execution and delivery of the Debentures and the execution and delivery of this Agreement, the Ancillary Agreements and the Debentures by the Corporation and the consummation of the transactions contemplated hereby and thereby;

     (e) PURCHASE PERMITTED BY APPLICABLE LAW, ETC. On the Closing Date the Purchaser's purchase of the Debentures shall (i) not violate any applicable material law or regulation and (ii) not subject the Corporation to any material tax, penalty or liability under or pursuant to any applicable law or regulation;

     (f) APPROVALS, CONSENTS, ETC. All legal, regulatory, administrative, corporate and shareholder approvals, consents, authorizations, rulings, orders and permits, including, without limitation, the TSE Notice, which are necessary for completion of all of the transactions contemplated hereby, including the issuance of Conversion Shares and any required approvals, shall have been obtained and shall be in full force and effect;

     (g) STOCK EXCHANGE APPROVALS. To the extent advisable under the rules thereof, the Exchanges shall have approved the issuance to the Purchaser of the Debentures in accordance with the terms of this Agreement pursuant to all applicable by-laws, rules, policies and regulations of the Exchanges, and each of the Exchanges shall have accepted as at such time the listing or posting for trading of that number of Conversion Shares which may be issued upon the exercise of the rights of conversion contained in the Debentures, subject to the filing of required documents and payment of the necessary listing fees by the Corporation;

     (h) ANCILLARY AGREEMENTS. The Corporation shall have executed and delivered the Ancillary Agreements and the Debentures. Each of the Ancillary Agreements and the Debentures shall be in full force and effect.

     (i) LEGAL MATTERS.

         (i) The Purchaser shall have received favourable written opinions from nationally-recognized counsel (in the appropriate jurisdiction) (reasonably satisfactory to the Purchaser) to the Corporation (who may rely on certificates from the Corporation with respect to factual matters), dated the Closing Date and satisfactory in scope and substance to the Purchaser and its counsel, acting reasonably, with respect to the following substantive matters:

               (A)   the  Corporation  is a corporation  incorporated  under the laws of the Province of Ontario and has all necessary corporate power and authority to own its property and to execute and deliver this Agreement, the Ancillary Agreements and the Debentures and to perform all its respective obligations hereunder and thereunder;

               (B) all necessary corporate action has been taken by the Corporation to authorize the issuance and sale of the
                     Debentures   and  the   execution
                     and delivery of this Agreement, the Ancillary Agreements and the Debentures and, upon issuance and payment therefor as provided herein, the Debentures will have been validly issued, as fully paid and non-assessable Debentures;

               (C) no action of the shareholders of the Corporation is required to authorize the issuance and sale of the Debentures and the execution and delivery of this Agreement, the Ancillary Agreements and the Debentures;

               (D) each of this Agreement, the Ancillary Agreements and the Debentures has been duly executed and delivered by the Corporation;

               (E) all necessary corporate action has been taken by the Corporation to authorize the issuance of the Conversion Shares, upon the exercise of the conversion rights of the Debentures and the Conversion Shares issuable upon the valid exercise thereof will be validly issued and outstanding as fully paid and non-assessable shares;

               (F) the authorization, execution, delivery and performance by the Corporation of this Agreement, the Ancillary Agreements and the Debentures and the issuance of Conversion Shares do not conflict with, and do not result in a breach of, the articles or by-laws of the Corporation or violate any law;

               (G) the issuance and sale of the Debentures to the Purchaser pursuant to this Agreement and the issuance of Conversion Shares are exempt from the registration and prospectus requirements of the Ontario Securities Act;

               (H) the issuance and sale of the Debentures to the Purchaser pursuant to this Agreement are not in violation of United States federal securities laws; and

               (I)   there  is  no   Canadian   non-resident   withholding   tax
                     applicable in respect of the Debentures and the issuance of the Conversion Shares; and

         (ii) The Purchaser shall have received a favorable written opinion from in-house counsel or any reputable outside counsel to the Corporation (at the Corporation's election), dated the Closing Date and satisfactory in scope and substance to the Purchaser and its counsel, acting reasonably, with respect to the following substantive matters:

               (A) the Corporation is duly qualified to carry on business in all jurisdictions in which it currently carries on business, and has all necessary corporate power and authority to carry on its business as aforesaid; and

               (B) none of: (i) the authorization, execution, delivery or performance by the Corporation of this Agreement, the Ancillary Agreements or the Debentures, including, without limitation, the allotment and issuance of the Conversion Shares; or (ii) the issuance and sale of the Debentures as provided herein, (A) will violate the provision of any statute or other rule or regulation of any Governmental Authority applicable to the Corporation or any of its Significant Subsidiaries or (B) will contravene, result in any breach of or is in conflict with and does not and will not result in a breach of and does not and will not create a state of facts which after notice or lapse of time or both will result in a breach of any of the terms or provisions of the articles or by-laws of the Corporation, the resolutions of the directors or shareholders of the Corporation or any Material Contract to which the Corporation is a party or by which the Corporation or the properties or assets of the Corporation are bound or results in the creation or imposition of any Lien upon any of the Material properties or assets of the Corporation pursuant to the terms of any Material Contract.

     (j) NO ACTION. No action or proceeding in Canada or in the United States in front of any Governmental Authority shall be (i) pending or threatened by any Governmental Authority to cease trade, enjoin or prohibit or
         (ii) pending or threatened in writing by any other Person where such action or proceeding would be reasonably likely to cease trade, enjoin or prohibit, in either such case:

         (a) the purchase and sale of the Debentures contemplated hereby or the right of the Purchaser to own the Debentures; or

         (b) the right of the Purchaser to exercise the rights of conversion contained in the Debentures or the right of the Purchaser to own the Conversion Shares;

7.2 CONDITIONS OF CLOSING IN FAVOUR OF THE CORPORATION. The obligation of the Corporation to issue the Debentures to be sold to the Purchaser at the Closing is subject to the following terms and conditions for the exclusive benefit of the Corporation to be fulfilled and/or performed prior to the Time of
Closing:

     (a) APPROVALS, CONSENTS, ETC. All legal, regulatory, administrative, corporate and shareholder approvals, consents, authorizations, rulings, orders and permits, including, without limitation, the TSE Notice, which are necessary for completion of all of the transactions contemplated hereby, including the issuance of Conversion Shares and any required approvals, shall have been obtained and be in full force and effect;

     (b) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Purchaser contained in this Agreement or in any certificate or other document delivered pursuant hereto shall be true and correct (or true and correct in all material respects, in the case of any representation or warranty not qualified by its terms as to "Materiality", "material" or "Material Adverse Effect") as of the date of this Agreement or the date of any such certificate or document, as the case may be, and shall also be true and correct (or true and correct in all material respects, in the case of any representation or warranty not qualified by its terms as to "Materiality", "material" or "Material Adverse Effect") on and as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of such date, except where such representations and warranties relate to an earlier date, in which case they shall be true and correct (or true and correct in all material respects, in the case of any representation or warranty not qualified by its terms as to "Materiality", "material" or "Material Adverse Effect") as of such earlier date;

     (c) PERFORMANCE; NO DEFAULT. The Purchaser shall have performed or complied in all material respects with all covenants and agreements agreed to be performed or caused to be performed by the Purchaser in this Agreement at or prior to the Time of Closing;

     (d) COMPLIANCE CERTIFICATE. The Corporation shall have received a certificate dated the Closing Date, in form satisfactory to the Corporation, acting reasonably, signed by an officer of the General Partner on behalf of the Purchaser, to the effect that the conditions precedent specified in sections 7.2(a), (b) and (c) have been complied with;

     (e) PURCHASE PERMITTED BY APPLICABLE LAW, ETC. On the Closing Date, the Purchaser's purchase of the Debentures shall (i) not violate any applicable material law or regulation and (ii) not subject the Corporation to any material tax, penalty or liability under or pursuant to any applicable law or regulation;

     (f) STOCK EXCHANGE APPROVALS. To the extent advisable under the rules thereof, the Exchanges shall have approved the issuance to the Purchaser of the Debentures in accordance with the terms of this Agreement pursuant to all applicable by-laws, rules, policies and regulations of the Exchanges, and each of the Exchanges shall have accepted as at such time the listing or posting for trading of that number of Conversion Shares which may be issued upon the exercise of the rights of conversion contained in the Debentures, subject to the filing of required documents and payment of the necessary listing fees by the Corporation;

     (g) ANCILLARY AGREEMENTS. The General Partner, on behalf of the Purchaser, and the General Partner each shall have executed and delivered the Ancillary Agreements to the extent a party thereto. Each of the Ancillary Agreements shall be in full force and effect;

     (h) LEGAL MATTERS. The Corporation shall have received a favourable written opinion of the Purchaser's and the General Partner's counsel, dated the Closing Date, satisfactory in scope and substance to the Corporation and its counsel, acting reasonably, with respect to the following substantive matters;

         (i) the Purchaser has been duly organized and is validly existing as a limited partnership in good standing under the laws of the State of Delaware, and the General Partner has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware;

         (ii) the Company has duly authorized, executed and delivered this Agreement and each of the Ancillary Agreements to which it is a party; and

         (iii) performance by the Purchaser and the General Partner of its obligations under this Agreement and each of the Ancillary Agreements to which it is a party will not violate the limited partnership of the Purchaser or the certificate of incorporation or by-laws of the General Partner.

     (i) NO ACTION. No action or proceeding in Canada or the United States in front of any Governmental Authority shall be (i) pending or threatened by any Governmental Authority to cease trade, enjoin or prohibit, or
         (ii) pending or threatened in writing by any other Person where such action or proceeding would be reasonably likely to result in a cessation of trade, injunction or prohibition, in either such case of:

         (a) the sale of the Debentures to the Purchaser as contemplated hereby; or

         (b)   the right of the Corporation to issue Conversion Shares.

7.3      TERMINATION.

     (a) Prior to Closing, this Agreement may be terminated and the transactions contemplated hereby may be abandoned:

         (i) at any time, by the mutual written consent of the Corporation and the Purchaser;

         (ii) by the Purchaser, if any of the conditions in favour of the Purchaser set forth in section 7.1 shall have become demonstrably incapable of being satisfied by the date set forth in clause (iv) below (other than due to the failure of the party seeking to terminate to perform or observe in all material respects the covenants and agreements hereunder to be performed or observed by such party);

         (iii) by the Corporation, if any of the conditions in favour of the Corporation set forth in section 7.2 shall have become demonstrably incapable of being satisfied by the date set forth in clause (iv) below (other than due to the failure of the party seeking to terminate to perform or observe in all material respects the covenants and agreements hereunder to be performed or observed by such party);

         (iv) by either the Purchaser or the Corporation upon written notice to the other if the transactions contemplated by this Agreement shall not have been consummated by January 31, 2001, unless such failure of consummation shall be due to the failure of the party seeking to terminate to perform or observe in all material respects the covenants and agreements hereunder to be performed or observed by such party; or

         (v) upon the issuance of a permanent injunction by any court of competent jurisdiction enjoining the consummation of the transactions contemplated herein (provided that the imposition or failure to have such injunction removed shall not have resulted from any action or inaction of the party seeking to terminate).

     (b) If this Agreement is terminated without the Closing having occurred, neither party hereto shall have any liability to the other party hereto arising out of or resulting from such party's breach of any representation, warranty, covenant or agreement contained herein, other than such party's willful and material breach of the representations and warranties made by it, or willful and material failure in performance of any of its covenants or agreements arising, hereunder.

     (c) From and after the Closing, any breaches of any representations, warranties, covenants or agreements existing before the Closing that could have been asserted as causing any of the closing conditions in Sections 7.1 and 7.2 from having been satisfied shall be waived.

8.       RESTRICTIONS ON TRANSFER OF DEBENTURES AND CONVERSION SHARES

8.1 TRANSFERS OF DEBENTURES. The Debentures may not be assigned, transferred or sold, directly or indirectly, other than by a member of the Restricted Group to (i) another member of the Restricted Group, (ii) any Passive Investor that is a limited partner of the Purchaser as of the date of this Agreement and has been identified to the Corporation on or prior to the date hereof or (iii) any Passive Investor that becomes a limited partner of the Purchaser following the date of this Agreement and has been consented to in writing by the Corporation (such consent not to be unreasonably withheld), in any such case provided that such transferee agrees in a written instrument delivered to the Corporation (and reasonably satisfactory in form and substance to the Corporation) to be bound by all of the restrictions applicable to the Purchaser hereunder, under the Ancillary Agreements and under the Debenture.

8.2 TRANSFERS OF CONVERSION SHARES BY THE RESTRICTED GROUP. Prior to the Release Date, the Conversion Shares may only be assigned, transferred or sold, directly or indirectly, by a member of the Restricted Group in the following circumstances:

     (a) to another member of the Restricted Group that agrees in writing to the Corporation to be bound by all the restrictions of this section 8.2 applicable to the Purchaser hereunder and under the Standstill Agreement;

     (b) to the limited partners of the Purchaser pursuant to an in-kind distribution made ratably in accordance with the Purchaser's limited partnership agreement, or to the equity holders of any other Restricted Group member that is a collective investment vehicle pursuant to an in-kind distribution made in accordance with the constituent documents of such collective investment vehicle governing such distributions, provided that such in-kind distribution is not designed to violate or circumvent any other provisions of this section 8.2;

     (c) in a widely distributed underwritten public offering; provided that the assignment, transfer or sale, to the knowledge of the transferor after due inquiry, will not result in any Person (other than the underwriters of such offering) acquiring (together with any "group" of which it has reported being a member) more than 10% of the outstanding Common Shares in such offering if no "piggy-back" registration rights by third parties, including the Corporation, are used to participate in such offering;

     (d) in private or open market sales which, to the knowledge of the transferor after due inquiry, do not result in a Person (together with any "group" of which it has reported being a member) owning more than 10% of the Common Shares outstanding at such time; or

     (e) pursuant to a tender offer or takeover bid or other form of transaction not made or induced by any member of the Purchaser Group that is available to all holders of Common Shares and (i) either recommended to the shareholders by the Board or (ii) reasonably likely to have all of its conditions to consummation satisfied or waived (including a minimum tender condition) at the scheduled expiration date even if the Conversion Shares are not tendered.

     After the Release Date, no provision of this Agreement shall restrict the assignment, transfer or sale of the Conversion Shares by any Person.

8.3 TRANSFERS OF CONVERSION SHARES BY MEMBERS OF THE PURCHASER GROUP. The Conversion Shares may be assigned, transferred or sold, directly or indirectly, by Passive Investors who are not also members of the Restricted Group and who obtain such shares in accordance with Section 8.2(b), provided that, prior to the Release Date, no such Passive Investors shall be permitted to transfer shares in a private sale to a shareholder that reports ownership of the Corporation's securities on Form 13D of the Exchange Act or (to the knowledge of the relevant member of the Purchaser Group after due inquiry) is eligible to report ownership of the Corporation's securities pursuant to Part 4 of National Instrument 62-103 of the Canadian securities regulatory authorities indicating that:

     (a) such Person (together with any "group" of which it has reported being a member), to the knowledge of the transferor after due inquiry, owns in excess of 10% of the outstanding Common Shares or would own in excess of 10% of the outstanding Common Shares as a result of such transfer; and

     (b) such Person has acquired Common Shares for purposes other than investment.

8.4 LEGENDS. The Debenture Certificate sets forth the legends that shall be borne by the Debenture Certificates and the certificates representing Conversion Shares. For so long as the Conversion Shares bear a transfer restriction legend in accordance with the requirements of the Debenture Certificates, any member of the Purchaser Group shall comply with reasonable requests of the Corporation's transfer agent in connection with the transfer of such Conversion Shares (including, without limitation, with respect to delivery of legal opinions).

9.       INDEMNIFICATION.

9.1 INDEMNIFICATION BY THE CORPORATION. From and after the Closing, the Corporation agrees to indemnify and save harmless the Purchaser from all Losses suffered or incurred by the Purchaser as a result of or arising directly or indirectly out of or in connection with: (a) any breach by the Corporation of or any inaccuracy of any representation or warranty of the Corporation contained in this Agreement, the Ancillary Agreements, the Debenture Certificate or in any agreement, certificate or other document delivered pursuant hereto, or (b) any breach or non-performance by the Corporation of any covenant to be performed by it which is contained in this Agreement, the Ancillary Agreements, the Debenture Certificate or in any agreement, certificate or other document delivered pursuant hereto. Notwithstanding anything contained herein to the contrary, the indemnification provided above shall only apply to the extent that, and not until, the aggregate of all amounts subject to indemnification under this section 9.1 exceeds $1,000,000 (in which event, the Purchaser shall be entitled to indemnification as provided herein for all such Losses and not just the excess over $1,000,000). In any event, the maximum aggregate amount that the Corporation will be required to pay under this section 9.1 in respect of Claims by the Purchaser is $70,500,000.

9.2 NOTICE OF CLAIM; INVESTIGATIONS; DETERMINATION. Subject to Section 9.3, in the event that a party (the "Indemnified Party") shall become aware of any claim, proceeding or other matter (a "Claim") in respect of which another party (the "Indemnifying Party") agreed to indemnify the Indemnified Party pursuant to this Agreement and, if a claim for breach of representation and warranty of the Indemnifying Party, in respect of which the applicable survival period shall not have lapsed, the Indemnified Party shall promptly give written notice thereof to the Indemnifying Party. Such notice shall specify the factual basis for the Claim and the amount of the Claim, if known. Following receipt of notice from the Indemnified Party of the Claim, the Indemnifying Party shall have 60 days to make such investigation of the Claim as is considered necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Claim, together with all such other information as the Indemnifying Party may reasonably request. If both parties agree at or prior to the expiration of such 60-day period (or any mutually agreed upon extension thereof) to the validity and amount of such Claim, the Indemnifying Party shall immediately pay to the Indemnified Party the full agreed upon amount of the Claim.

9.3 CERTAIN CLAIMS. If any Claim arises directly or indirectly out of or in connection with the Corporation's execution, delivery and performance of this Agreement, the Ancillary Agreements or the Debentures and is asserted against the Purchaser or any member of the Purchaser Group, the Purchaser shall promptly give the Corporation notice thereof in accordance with section 9.2. The Corporation shall have the right to control negotiations toward resolution of such Claim without the necessity of litigation, and, if litigation ensues, to defend the same with counsel chosen by the Corporation and reasonably acceptable to the Purchaser, at the Corporation's expense with respect to the conduct of such defense, and the Purchaser shall in such case extend reasonable cooperation in connection with such negotiation and defense and the Corporation shall keep the Purchaser reasonably informed as to such case. If the Corporation fails to assume control of the negotiations prior to litigation or to defend such action within a reasonable time, the Purchaser shall be entitled, but not obligated, to assume control of such negotiations or defense of such action, and the Corporation shall be liable to the Purchaser for its expenses reasonably incurred in connection therewith which the Corporation shall promptly pay. Neither party shall settle, compromise, or make any other disposition of any Claims, which would or might result in any liability to the Purchaser or the Corporation, respectively, under this section 9 without the written consent of the Purchaser or the Corporation, respectively, which consent shall not be unreasonably withheld.

9.4 THIRD PARTY CLAIMS. If any Claim covered by the foregoing indemnities is asserted against any Indemnified Party, it shall be a condition to the obligations under this section 9 that the Indemnified Party shall promptly give the Indemnifying Party notice thereof in accordance with section 9.2. The Indemnifying Party shall be entitled to control negotiations toward resolution of such claim without the necessity of litigation, and, if litigation ensues, to defend the same with counsel reasonably acceptable to the Indemnified Party, at the Indemnifying Party's expense, and the Indemnified Party shall in such case extend reasonable cooperation in connection with such negotiation and defense. If the Indemnifying Party fails to assume control of the negotiations prior to litigation or to defend such action within a reasonable time, the Indemnified Party shall be entitled, but not obligated, to assume control of such negotiations or defense of such action, and the Indemnifying Party shall be liable to the Indemnified Party for its expenses reasonably incurred in connection therewith which the Indemnifying Party shall promptly pay. Neither the Indemnifying Party nor the Indemnified Party shall settle, compromise, or make any other disposition of any Claims, which would or might result in any liability to the Indemnified Party or the Indemnifying Party, respectively, under this section 9 without the written consent of the Indemnified Party or the Indemnifying Party, respectively, which consent shall not be unreasonably withheld.

9.5 EXCLUSIVITY. The provisions of this section 9 shall be the exclusive remedy with respect to any Claim for breach by the Corporation of any of its covenants, representations, warranties or agreements under this Agreement, the Ancillary Agreements or the Debentures, or any agreement, certificate or other document delivered pursuant thereto (other than a Claim for specific performance or injunctive relief) and all such Claims against the Corporation shall be subject to the limitations and other provisions contained in this section 9, other than claims against the Corporation for fraud or fraudulent misrepresentation.

10.      INFORMATION AS TO THE CORPORATION

10.1 FINANCIAL AND BUSINESS INFORMATION. The Corporation shall deliver to each holder of Debentures, if any:

     (a) MONTHLY STATEMENTS - within 20 Business Days after the end of each month, duplicate copies of financial reports prepared monthly in the normal course of business for the Corporation's management and/or the Board with respect to the Corporation's operations by region and business segment, including an income statement, balance sheet and statement of cash flows;

     (b) QUARTERLY STATEMENTS

         (i) within 45 days after the end of each quarterly fiscal period in each fiscal year of the Corporation (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of:

               (A) a consolidated balance sheet of the Corporation and its Subsidiaries as at the end of such quarter; and

               (B) consolidated statements of income, changes in shareholders' equity and cash flows of the Corporation and its Subsidiaries, for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments, provided that delivery within the time period specified above of copies of the Corporation's Quarterly Report on Form 10-Q prepared in compliance with the requirements therefor applicable to the Corporation (or such other quarterly report as is applicable to the Corporation) and filed with the SEC shall be deemed to satisfy the requirements of this section 10.1(b);

     (c) ANNUAL STATEMENTS

         (i) within 90 days after the end of each fiscal year of the Corporation, duplicate copies of:

               (A) a consolidated balance sheet of the Corporation and its Subsidiaries, as at the end of such year; and

               (B) consolidated statements of income, changes in shareholders' equity and cash flows of the Corporation and its Subsidiaries, for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon of independent certified public accountants of recognized national standing in the Corporation's jurisdiction, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances, provided that the Corporation's Annual Report on Form 10-K for such fiscal year (together with the Corporation's annual report to shareholders, if any, prepared pursuant to Rule 14a-3 under the Exchange Act) prepared in accordance with the requirements therefor applicable to the Corporation (or such other annual report as is applicable to the Corporation) and sent to shareholders with the annual proxy statement and filed with the SEC shall be deemed to satisfy the requirements of this section 10.1(c);

     (d) SEC, OSC AND OTHER REPORTS

         (i) promptly upon their becoming publicly available, one copy of (i) each financial statement, report, notice or proxy statement sent by the Corporation or any Subsidiary to public securities holders generally, and (ii) each regular or periodic report, each registration statement that shall have become effective (without exhibits except as expressly requested by such holder), and each final prospectus and all amendments thereto filed by the Corporation or any Subsidiary with the SEC, the OSC or any other Canadian securities regulatory authorities;

     (e) REQUESTED INFORMATION

         (i) with reasonable promptness, such other data and information relating to the business, operations, affairs, financial or other condition, prospects, assets or properties of the Corporation or any of its Subsidiaries or relating to the ability of the Corporation to perform its obligations under this Agreement, the Ancillary Agreements and the Debentures prepared by the
               Corporation in the normal course of business for the Corporation's management prior to such request as from time to time may be reasonably requested by any such holder of Debentures.

10.2     INSPECTION.  The Corporation shall permit the Purchaser:

     (a) No Default -- if no Default  or Event of Default  then  exists,  at the expense of the Purchaser and upon reasonable prior notice to the Corporation, to visit the principal executive office of the
         Corporation, to discuss the affairs, finances and accounts of the Corporation and its Subsidiaries with the Corporation's officers, and, with the consent of the Corporation (which consent will not be unreasonably withheld) to visit the other offices and properties of the Corporation and each Significant Subsidiary, all at such reasonable times during normal business hours and as often as may be reasonably requested in writing; and

     (b) Default -- if a Default or Event of Default then exists, at the expense of the Corporation to visit and inspect any of the offices or properties of the Corporation or any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Corporation authorizes said accountants to discuss the affairs, finances and accounts of the Corporation and its Subsidiaries), all at such times during normal business hours and as often as may be requested.

11.      MUTUAL COVENANT AND IMPLEMENTATION.

11.1 Each of the Corporation and the Purchaser agrees to use its reasonable best efforts to obtain all necessary legal, regulatory and administrative approvals, consents, authorizations, rulings, orders and permits and to satisfy all conditions in order to complete the transactions contemplated by this Agreement.

12.      EXPENSES, ETC.

12.1 The Purchaser shall receive from the Corporation (upon termination of this Agreement) a payment in respect of expenses of up to $2 million if the Closing does not occur for any reason so long as the Purchaser is not in material breach of its representations, warranties, covenants or agreements under this Agreement. Such reimbursement shall be made upon notice by the Purchaser with appropriate supporting documentation and shall be payable by way of wire transfer of immediately available funds to or to the order of the Purchaser. If the Closing occurs, the Corporation shall pay the Purchaser's expenses, advisory and financing fees in the amount of $7.5 million in cash at Closing, payable by way of wire transfer of immediately available funds to or to the order of the Purchaser, $1.5 million of which shall be wired directly to the account of GSCP (NJ), L.P.

13.      CONFIDENTIALITY.

13.1 Neither the Purchaser nor the Corporation shall make any public disclosure, except to the extent required by law, of the terms of this Agreement or regarding the transaction contemplated hereby without the prior consent of the other, such consent not to be unreasonably withheld. The wording of any public disclosure to be made in respect of the transactions contemplated by this Agreement must be approved by each of the Corporation and the Purchaser. This section 13.1 shall survive any termination of this Agreement.

13.2     CONFIDENTIAL INFORMATION.

     (a) Any information furnished to the Purchaser (or any member of the Restricted Group) concerning the Corporation (including through their director nominees) shall be deemed to be "Confidential Information." Notwithstanding the generality of the foregoing, information that is publicly available or becomes publicly available other than through disclosure by the Purchaser (or a member of the Restricted Group) or its Representatives (as defined below) or otherwise was known to the Purchaser (or a member of the Restricted Group) or its Representatives prior to disclosure to any of them by the Corporation or its Representatives other than as a result of disclosure by a Person under an obligation of confidentiality to the Corporation known to the Purchaser (or a member of the Restricted Group) or its Representatives shall not be deemed to be Confidential Information.

     (b) Except as may be otherwise required by law, legal process or the rules of any securities regulatory organization (in which event the Purchaser shall provide advance notice to the Corporation, to the extent practicable), the Purchaser shall (and shall cause all of the members of the Restricted Group to) keep all Confidential Information confidential, and shall not disclose it to anyone except to other members of the Restricted Group and to its and their own employees, directors, attorneys, accountants, financial advisers and other consultants and agents with a need to know (collectively, "Representatives") (and the Purchaser shall be responsible for any violation of the terms hereof by its Representatives) or to such Persons as required by law. Each Person to whom such Confidential Information is disclosed must be advised of its confidential nature and of the terms of this section 13.2. The Purchaser acknowledges that Confidential Information may include material, non-public information and that the United States and Canadian federal, state and provincial securities laws restrict the ability of any Person in possession of such information to acquire or dispose of affected securities, and that such laws impose liability on such Person for doing so.

     (c) This Section 13.2 shall survive any termination of this Agreement.

14.      GENERAL PROVISIONS.

14.1     NOTICES.   Any  notice,  direction  or  other  instrument  required  or permitted to be given or made hereunder shall be in writing and shall be sufficiently given or made if delivered in person to the  address  set  forth  below or if  telecopied  or sent by other  means of recorded electronic communication and confirmed by delivery as soon as practicable thereafter.

          Notices to the Corporation shall be addressed as follows:

          Moore Corporation Limited
          c/o Moore Executive Office
          1200 Lakeside Drive
          Bannockburn, IL 60015-1243

          Attention:          Chief Financial Officer
          Telecopier No.:     847-607-7113

with copies to:

          Moore Corporation Limited
          c/o Moore Executive Office
          1200 Lakeside Drive
          Bannockburn, IL 60015-1243

          Attention:          Office of General Counsel
          Telecopier No.:     847-607-7113

          and to:

          Moore Corporation Limited
          Scotia Plaza
          40 King St., West
          Suite 3501
          P.O. Box 205
          Toronto, ON  M5H 3Y2

          Attention:          Vice President and Secretary
          Telecopier No.:     (416) 364-1667

          Notices to the Purchaser shall be addressed as follows:

          Chancery Lane/GSC Investors, L.P.
          c/o CLGI, Inc.
          3 E. 54th Street - Suite 1700
          New York, New York, 10022

          Attention:          Michael Kraus
          Telecopier No.:     212-223-4074

with copies to:

          Sullivan & Cromwell
          125 Broad Street
          New York, New York  10004

          Attention:          Joseph B. Frumkin
          Telecopier No.:     212-558-3588

          and to:

          Davies, Ward & Beck LLP
          44th Floor
          1 First Canadian Place
          Toronto, ON M5X 1B1

          Attention:          J-P. Bisnaire
          Telecopier No.:     (416) 863-0871

and to:

          Squadron, Ellenoff, Plesent & Sheinfeld, LLP
          551 Fifth Avenue
          New York, NY 10176

          Attention:          Mitchell S. Ames
          Telecopier No.:     (212) 697-6686

Any notice, direction or other communication so given or made shall be deemed to have been given or made and to have been received on the day of delivery, if delivered, or on the day of sending if sent by telecopier or other means of recorded electronic communication (provided such day of delivery or sending is a Business Day and, if not, then on the first Business Day thereafter). Either party hereto may change its address for notice to the other party by notice given in the manner aforesaid.

14.2 ENUREMENT. This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

14.3 FURTHER ASSURANCES. Each of the parties agrees to take all such reasonable actions as may be requested by the other party hereto to implement and give full effect to the provisions of this Agreement.

14.4     TIME OF THE ESSENCE.  Time shall be of the essence of this Agreement.

14.5 ENTIRE AGREEMENT. This Agreement, the Ancillary Agreements and the Debentures constitute the entire agreement between the parties hereto pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties and there are no other agreements between the parties in connection with the subject matter hereof, other than the confidentiality agreement between an Affiliate of the Purchaser and the Corporation, dated as of January 13, 2000, entered into in connection with the transactions contemplated hereby, which shall survive until the Closing. No supplement, modification or termination of this Agreement, the Ancillary Agreements and the Debentures shall be binding unless executed in writing by both of the parties hereto.

14.6     COUNTERPARTS.   This  Agreement  may   be  executed  in   one  or  more
counterparts, each of which when taken together shall constitute this Agreement.

         IN WITNESS WHEREOF the parties have executed this Agreement.

                                  MOORE CORPORATION LIMITED


                                  by _______________________________ C.S.



                                  CHANCERY LANE/GSC INVESTORS
                                  L.P., BY ITS GENERAL PARTNER, CLGI, INC.


                                  by _______________________________ C.S.

                                    SCHEDULES
                                    ---------

                                    EXHIBIT 1
                                    ---------

                          FORM OF DEBENTURE CERTIFICATE
                          -----------------------------

                                    EXHIBIT 2
                                    ---------

                      FORM OF REGISTRATION RIGHTS AGREEMENT
                      -------------------------------------

                                    EXHIBIT 3
                                    ---------

                          FORM OF STANDSTILL AGREEMENT
                          ----------------------------